UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Mason, Scott C.
   3102 West End Avenue
   Suite 1100
   Nashville, TN  37203
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   02/22/01
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   UCAR International Inc.
   ("UCR")
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President, Advanced Energy Technology Division
6. If Amendment, Date of Original (Month/Day/Year)
   02/23/01
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |19,556                |D               |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Time Options (Right to B|   (1)   |09/29/08 |Common Stock, par value|150,000  |          |D            |                           |
uy)                     |         |         | $.01 per share        |         |          |             |                           |
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Time Options (Right to B|12/15/02 |12/15/10 |Common Stock, par value|80,000   |          |D            |                           |
uy)                     |         |         | $.01 per share        |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) 50,000 of such options will vest on April 3, 2001 and 100,000 of such options will vest on April 3, 2007; however, 50,000 unvested options will vest earlier on each of the dates, if any, on which the closing price of the Company's Common Stock has been at least $15.85 per share and $18.50 per share for the previous 20 consecutive trading days.


SIGNATURE OF REPORTING PERSON
/s/  Karen G. Narwold,
Attorney-in-Fact for
Scott C. Mason
DATE
March 2, 2001